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                  [OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]



                                 April 24, 1998



John J. Palmer, President
Ohio National Fund, Inc.
One Financial Way
Cincinnati, Ohio  45242

Re:  Subscription of Capital Stock of
     Ohio National Fund, Inc. Portfolios

Dear John:

The Ohio National Life Insurance Company, an Ohio domiciled mutual life insurer, hereby subscribes to (i) 100 shares of the Small Cap Growth Portfolio of Ohio National Fund, Inc. (the "Fund") for a consideration of $1,000, and (ii) 100 shares of the High Income Bond Portfolio of the Fund for a consideration of $1,000, and (iii) 100 shares of the Small Cap Growth Portfolio of the Fund for a consideration of $1,000, and (iv) 100 shares of the Blue Chip Portfolio of the Fund for a consideration of $1,000. The consideration for such shares is hereby tendered.

The undersigned subscriber declares its intentions to purchase the said shares of the Fund for investment purposes only, with no present intention to resell, redistribute or redeem such securities, subject however, to any requirements of applicable law that the disposition of the undersigned's properly shall be and remain in its control at all times.

                                    THE OHIO NATIONAL LIFE INSURANCE COMPANY

                                    By:  /s/Joseph P. Brom
                                    -----------------------------------------
                                    Joseph P. Brom, Senior Vice President and
                                         Chief Investment Officer